CPSC and Peloton Announce: Recall of Tread+ Treadmills After One Child Death and 70 Incidents; Recall of Tread Treadmills Due to Risk of Injury United States CONSUMER PRODUCT SAFETY COMMISSION Release date: May 5, 2021 Release Details 1 of 1 photos  Recalled Peloton Tread and Peloton Tread Plus Treadmills

WASHINGTON, D.C. – Today, the U.S. Consumer Product Safety Commission (CPSC) and Peloton are announcing two separate voluntary recalls of Peloton’s Tread+ and Tread treadmills. Consumers who have purchased either treadmill should immediately stop using it and contact Peloton for a full refund or other qualified remedy as described in the press releases below. Peloton has also stopped sale and distribution of the Tread+ and continues to work on additional hardware modifications. CPSC previously warned consumers about the Tread+ in April. In the United States, the Tread was only sold as part of a limited invitation-only release from about November, 2020 to about March, 2021 and the company is currently working on a repair to be offered to Tread owners in the coming weeks. Peloton Recalls Tread+ Treadmills After One Child Died and More than 70 Incidents Reported Peloton Recalls Tread Treadmills Due to Risk of Injury Statement of Robert S. Adler, Acting Chairman of the CPSC I am pleased that the U.S. Consumer Product Safety Commission and Peloton have come to an agreement to protect users of the Peloton Tread+ and Tread products. The agreement, which the Commission voted this morning to accept, requires Peloton to immediately stop selling and distributing both the Tread+ and Tread products in the United States and refund the full purchase price to consumers who wish to return their treadmills. The agreement between CPSC and Peloton is the result of weeks of intense negotiation and effort, culminating in a cooperative agreement that I believe serves the best interests of Peloton and of consumers. I would like to thank the CPSC technical staff who have worked tirelessly to protect consumers and to warn the public. Today we have taken steps to prevent further harm from these two products. Full statement from Robert S. Adler, Acting Chairman of the CPSC Statement of Peloton’s CEO John Foley The decision to recall both products was the right thing to do for Peloton’s Members and their families. I want to be clear, Peloton made a mistake in our initial response to the Consumer Product Safety Commission’s request that we recall the Tread+. We should have engaged more productively with them from the outset. For that, I apologize. Today’s announcement reflects our recognition that, by working closely with the CPSC, we can increase safety awareness for our Members. We believe strongly in the future of at-home connected fitness and are committed to work with the CPSC to set new industry safety standards for treadmills. We have a desire and a responsibility to be an industry leader in product safety.”

About the U.S. CPSC The U.S. Consumer Product Safety Commission (CPSC) is charged with protecting the public from unreasonable risks of injury or death associated with the use of thousands of types of consumer products. Deaths, injuries, and property damage from consumer product incidents cost the nation more than $1 trillion annually. CPSC’s work to ensure the safety of consumer products has contributed to a decline in the rate of deaths and injuries associated with consumer products over the past 40 years. Federal law bars any person from selling products subject to a publicly announced voluntary recall by a manufacturer or a mandatory recall ordered by the Commission. For lifesaving information: Visit CPSC.gov. Sign up to receive our e-mail alerts. Follow us on Facebook, Instagram @USCPSC and Twitter @USCPSC. Report a dangerous product or a product-related injury on www.SaferProducts.gov. Call CPSC’s Hotline at 800-638-2772 (TTY 301-595-7054). Contact a media specialist. Media Contact Please use the below phone number for all media requests. Phone: (301) 504-7908 Spanish: (301) 504-7800 View CPSC contacts for specific areas of expertise